EXHIBIT 99.1
The Hallwood Group Incorporated
3710 Rawlins, Suite 1500 • Dallas, Texas 75219 • 214/528-5588 • Fax: 214/522-9254

FOR IMMEDIATE RELEASE

Contact:	Melvin Melle, Chief Financial Officer (800)225-0135 • (214)528-5588
HALLWOOD GROUP REPORTS RESULTS FOR THE
THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2006
Dallas, Texas, November 14, 2006 — The Hallwood Group Incorporated (AMEX-HWG) today reported results for the third quarter and nine months ended September 30, 2006.
For the quarter, Hallwood reported a net loss of $848,000, or $0.56 per share, assuming dilution, compared to net income of $28.9 million, or $18.95 per share, in 2005.
For the nine months, Hallwood reported a net loss of $883,000, or $0.58 per share, assuming dilution, compared to net income of $25.5 million, or $16.93 per share, in 2005.
The 2005 quarter and nine months included a gain from disposition of its investment in Hallwood Energy III, L.P., one of the Company’s former energy affiliates, in the amount of $52.0 million.
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Following is a comparison of results for the 2006 and 2005 periods:
Operating Income (Loss). For the 2006 and 2005 quarters, operating income (loss) was a loss of $584,000 and income of $1.2 million, on revenue of $25.1 million and $30.2 million, respectively.
For the 2006 and 2005 nine months, operating income was $790,000 and a loss of $991,000, on revenue of $84.5 million and $103.4 million, respectively.
Fluctuations were primarily due to a decrease in military sales to $11.5 million and $40.4 million for the three months and nine months ended September 30, 2006, compared to $16.9 million and $56.7 million in 2005, respectively, and a $5.0 million bonus award in the 2005 second quarter.
Other Income (Loss). Other income (loss) consists of equity in its Hallwood Energy, L.P. affiliate and predecessor entities, gain from disposition of the Hallwood Energy III affiliate, interest income and expense and other income and expense.
For the 2006 and 2005 third quarters, other income (loss) was a loss of $670,000 and income of $43.7 million, respectively, including an equity loss from its energy investment of $665,000 in 2006, compared to an equity loss of $8.5 million in 2005.
For the nine months, other income (loss) was a loss of $1.7 million and income of $44.3 million, respectively, including an equity loss of $1.7 million in 2006 and an equity loss of $8.3 million in 2005.
The 2005 amounts included the $52.0 million gain from disposition the Company’s investment in Hallwood Energy III in July.
Income Tax Expense (Benefit). For the 2006 third quarter, the income tax (benefit) of $406,000, included a noncash deferred federal tax (benefit) of $227,000, a current federal (benefit) of $230,000 and state tax expense of $51,000. For the 2005 third quarter, the income tax expense of $15.9 million, included noncash deferred federal tax expense of $678,000, current federal tax expense of $14.9 million and state tax expense of $377,000.
For the 2006 nine months, the income tax (benefit) of $48,000, included a noncash deferred federal tax (benefit) of $246,000, a current federal tax benefit of $230,000 and state tax expense of $428,000. For the 2005 nine months, the income tax expense of $17.8 million, included a noncash deferred federal tax expense of $917,000, current federal tax expense of $15.6 million and state tax expense of $1.4 million.
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The following table sets forth selected financial information for the three months and nine months ended September 30, 2006 and 2005.
THE HALLWOOD GROUP INCORPORATED
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Revenue	$25,055	$30,239	$84,528	$103,422

Operating income (loss)	$(584)	$1,168	$790	$(991)
Other income (loss)	(670)	43,716	(1,721)	44,343

Income (loss) before income tax expense (benefit)	(1,254)	44,884	(931)	43,352
Income tax expense (benefit)	(406)	15,949	(48)	17,828

Net income (loss)	$(848)	$28,935	$(883)	$25,524

PER COMMON SHARE:
BASIC
Net income (loss)	$(0.56)	$19.15	$(0.58)	$17.93

Weighted average shares outstanding	1,515	1,511	1,513	1,423

ASSUMING DILUTION
Net income (loss)	$(0.56)	$18.95	$(0.58)	$16.93

Weighted average shares outstanding	1,515	1,527	1,513	1,508

Certain statements in this press release may constitute “forward-looking statements” which are subject to known and unknown risks and uncertainties including, among other things, certain economic conditions, competition, development factors and operating costs that may cause the actual results to differ materially from results implied by such forward-looking statements. These risks and uncertainties are described in greater detail in the Company’s periodic filings with the SEC.
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